UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

THE BOSTON TRUST & WALDEN FUNDS
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOSTON TRUST & WALDEN FUNDS

MEETING HAS ADJOURNED TO JULY 27, 2016

Dear Shareholder:

A special meeting of shareholders of one or more of the Boston Trust & Walden Funds has been adjourned until 10:00 a.m. July 27, 2016.  Although the response to date is favorable, the Fund(s) have not received the necessary votes for passage. Fund management has recommended to the Board of Trustees the special meeting of shareholders be postponed until sufficient votes are received for the approval of all proposals.    To date, we have not received your vote.

It is important to note that, with the meeting adjourned, the Fund(s) and its shareholders may incur additional costs in an effort to reach passage on the proposals noted in the proxy materials.

We encourage you to utilize one of the following easy options for recording your vote today:

1.              Vote by Telephone.  You may cast your vote through our automated voice response system by calling the toll-free number listed on the enclosed proxy card and following the prerecorded information.

2.              Vote Through the Internet.  You may cast your vote using the Internet by logging onto the Internet address, www.proxyvote.com, located on the enclosed proxy card and following the instructions on the website.

3.              Vote by Mail.  You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

The proposals you are being asked to consider affect the Fund(s) and your investment in them, with the intent of enabling the Fund(s) to operate more efficiently and with reduced cost over time.

Please call (617-726-7089) or email us (mfinformation@bostontrust.com) if you have any questions or need to obtain another proxy.

The Board recommends that you vote IN FAVOR of ALL proposals.

As a valued shareholder, your vote is important. Thank you in advance for your prompt response.

BTWF-adj